Exhibit 99.1

Press Release

For More Information Contact:

Kristi Labrum, Corporate Public Relations Manager

801-631-2669

kristi.labrum@seagate.com

SEAGATE APPOINTS JUDY BRUNER AND DYLAN HAGGART TO THE BOARD OF DIRECTORS

CUPERTINO, CA —January 25, 2018 — Seagate Technology plc (NASDAQ: STX), a world leader in digital storage solutions, today announced that Judy Bruner and Dylan Haggart have been appointed to the company’s Board of Directors. Ms. Bruner and Mr. Haggart were appointed at Seagate’s Board of Directors’ Meeting on January 23, 2018. Ms. Bruner has been appointed to serve on the Audit Committee and Finance Committee of the Board. Mr. Haggart will serve on the Compensation Committee of the Board.

“On behalf of the full board we are pleased to have Judy and Dylan join Seagate’s Board of Directors.” said Steve Luczo, Seagate’s executive chairman and chairman of the board. “Judy’s deep experience and career success in the global high-tech industry as a finance leader will further enhance our board’s expertise and strength. Dylan has been a respected contributor to our board since 2016 in his advisory role and we look forward to his continued counsel as a board member. Seagate is in a terrific position for future success in the storage technology marketplace and we look forward to their valuable contributions,” said Steve Luczo.

Ms. Bruner has over 35 years of financial management experience in the high technology industry and deep experience with compliance and enterprise risk management. Most recently she served as executive vice president of administration and chief financial officer of SanDisk Corporation, a supplier of flash storage products, from June 2004 until May 2016 and served as its director from June 2002 to July 2004. Ms. Bruner is a member of the board of directors of Applied Materials, Inc., Varian Medical Systems, Inc. and Rapid7, Inc. and is a member of the board of trustees of the Computer History Museum. She holds a BA from the University of California, Los Angeles and an MBA from Santa Clara University.

Mr. Haggart is a partner at ValueAct Capital and has served as an advisor to the Seagate Technology Board of Directors since 2016. ValueAct Capital is currently one of Seagate’s largest investors, with a shareholding of 7.4%. Prior to joining ValueAct Capital, Mr. Haggart worked at TPG Capital focusing on North American Buyouts and as an investment banker at Goldman Sachs. He received a BA from the Richard Ivey School of Business at the University of Western Ontario, where he graduated with distinction.

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